UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
     Date of report (Date of earliest event reported): April 18, 2010
THE GEO GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)
Florida

(State or Other Jurisdiction of Incorporation)

1-14260	65-0043078

(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Suite 700, Boca Raton, Florida	33487

(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s Telephone Number, Including Area Code):	(561) 893-0101
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On April 19, 2010, The GEO Group, Inc., a Florida corporation (“GEO”), announced that GEO entered into an Agreement and Plan of Merger on April 18, 2010 (the “Merger Agreement”) with Cornell Companies, Inc., a Delaware corporation (“Cornell”), and GEO Acquisition III, Inc., a Delaware corporation and wholly owned subsidiary of GEO (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Cornell (the “Merger”), with Cornell continuing as the surviving corporation and a wholly owned subsidiary of GEO.
At the effective time of the Merger (the “Effective Time”), each share of common stock of Cornell, par value $.001 per share, issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive either: (i) 1.3 shares of common stock of GEO, par value $.01 per share, in the case of Cornell stockholders electing to receive stock consideration or Cornell stockholders who fail to make an election; or (ii) the right to receive cash consideration equal to the greater of (x) the fair market value of one share of GEO common stock plus $6.00 or (y) the fair market value of 1.3 shares of GEO common stock, in the case of Cornell stockholders electing to receive cash. In order to preserve the tax-deferred treatment of the transaction, no more than 20% of the outstanding shares of Cornell common stock may be exchanged for the cash consideration. If elections are made such that the aggregate cash consideration to be received by Cornell stockholders would exceed $100 million in the aggregate, such excess amount may be paid at the election of GEO in shares of GEO common stock or in cash.
Concurrently with entering into the Merger Agreement, GEO entered into a Voting Agreement with certain stockholders of Cornell (the “Voting Agreement”) pursuant to which those stockholders agreed, among other things, to vote their shares of Cornell common stock in favor of the adoption and approval of the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and any actions required in furtherance thereof and vote against any alternative proposal, action, transaction or agreement that would result in a breach of any covenant, representation, warranty or other obligation or agreement of Cornell set forth in the Merger Agreement or of a Cornell stockholder set forth in the Voting Agreement.
Each of GEO, Merger Sub and Cornell has made customary representations and warranties and covenants in the Merger Agreement. The Merger is expected to close in the third quarter of 2010 and the completion of the Merger is subject to various closing conditions, including but not limited to (a) approval of the issuance of GEO common stock by the stockholders of GEO in accordance with the requirements of GEO’s articles of incorporation and bylaws, Florida law and the applicable requirements of the New York Stock Exchange, (b) approval of the adoption of the Merger Agreement by the stockholders of Cornell in accordance with the requirements of Cornell’s certificate of incorporation and bylaws, Delaware law and the applicable requirements of the New York Stock Exchange, (c) absence of any applicable law, injunction, judgment or ruling prohibiting the Merger, (d) the SEC’s declaration of effectiveness of the registration statement on Form S-4 in connection with the issuance of GEO common stock in the merger and the non-existence of any stop order or similar proceeding by the SEC in respect of the registration statement or the joint proxy statement/prospectus in connection with the matters to be submitted for a vote of GEO’s shareholders and Cornell’s stockholders, (e) approval by the New York Stock Exchange with respect to the listing of the shares of GEO common stock to be issued in the Merger, (f) expiration or termination of the Hart-Scott-Rodino Act waiting period, (g) subject to certain exceptions, the accuracy of the representations and warranties of each party, (h) performance in all material respects of each party of its obligations under the Merger Agreement and (i) the delivery of customary opinions from counsel to GEO and counsel to Cornell that the Merger will qualify as a tax-free reorganization for federal income tax purposes.

The Merger Agreement contains certain termination rights for both GEO and Cornell. If the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement, GEO or Cornell, as the case may be will be required to pay the other a termination fee of $12,000,000 and reimburse certain fees and expenses.
The Board of Directors of each of GEO and Cornell has approved the Merger and the Merger Agreement.
The foregoing description of the Merger, the Merger Agreement and the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this report, and the Voting Agreement, which is filed as Exhibit 10.43 to this report and is incorporated herein by this reference. A copy of the press release announcing the transaction is filed as Exhibit 99.1 to this report and is incorporated herein by this reference.
Cautionary Note
The filing of the Merger Agreement is not intended to provide any other factual information about GEO, Cornell or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of the specific dates set forth therein, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitation agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allotting contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts. The Merger Agreement may also be subject to standards of materiality deemed relevant to the contracting parties that differ from those matters which may be deemed material to investors. Investors are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of GEO, Cornell or any of their respective subsidiaries or affiliates. In addition, the respective compliance dates for any such representations, warranties and covenants vary, and thus any individual term or condition may not be relevant at any particular time. Moreover, information concerning the subject matter of the representation and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in GEO’s public disclosure.
Additional Information About the Transaction and Where to Find It
This communication is being made in respect of the proposed business combination involving GEO and Cornell. This communication may be deemed to be solicitation material in respect of the proposed business combination involving GEO and Cornell. The proposed transaction will be submitted to the respective stockholders of GEO and Cornell. In connection with the proposed transaction, GEO plans to file with the SEC a Registration Statement on Form S-4 containing a joint proxy statement of GEO and Cornell and containing a prospectus of GEO (the “Joint Proxy Statement/Prospectus”). INVESTORS AND SECURITY HOLDERS OF GEO AND CORNELL ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION

ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by GEO and Cornell through the website maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and the definitive Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to Pablo E. Paez, Director, Corporate Relations, The GEO Group, Inc., One Park Place, Suite 700, 621 Northwest 53rd Street, Boca Raton, Florida, 33487, (561) 999-7306.
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Certain Information Regarding Participants
GEO, Cornell and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding GEO’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended January 3, 2010, which was filed with the SEC on February 22, 2010, and its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on March 24, 2010, and information regarding Cornell’s directors and executive officers is available in Cornell’s Annual Report on Form 10-K, for the year ended December 31, 2009, which was filed with the SEC on February 26, 2010 and its proxy statement for its 2009 annual meeting of stockholders, which was filed with the SEC on April 28, 2009. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available.
Item 8.01. Other Events.
As discussed on the joint conference call by GEO and Cornell on April 19, 2010, GEO to date has repurchased 2.77 million shares of its common stock through open-market transactions for $53.9 million under its previously announced stock repurchase program. GEO’s stock repurchase program covers up to $80.0 million of GEO common stock and is effective through March 31, 2011.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of April 18, 2010, by and among The GEO Group, Inc., GEO Acquisition III, Inc. and Cornell Companies, Inc.

10.43	Voting Agreement, dated as of April 18, 2010, by and among The GEO Group, Inc. and certain stockholders of Cornell Companies, Inc. named therein.

99.1	Press Release of The GEO Group, Inc. and Cornell Companies, Inc., dated April 19, 2010

*	The exhibits and schedule to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. We agree to furnish supplementally to the SEC, upon request, a copy of the omitted exhibits and schedule.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GEO GROUP, INC.
Date: April 20, 2010	By:	/s/ Brian R. Evans
Brian R. Evans
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of April 18, 2010, by and among The GEO Group, Inc., GEO Acquisition III, Inc. and Cornell Companies, Inc.

10.43	Voting Agreement, dated as of April 18, 2010, by and among The GEO Group, Inc. and certain stockholders of Cornell Companies, Inc. named therein.

99.1	Press Release of The GEO Group, Inc. and Cornell Companies, Inc., dated April 19, 2010